SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 6)*

                          PLATINUM SOFTWARE CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                  72764 R 10 5
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                Pamela K. Hagenah
                            Integral Capital Partners
                               2750 Sand Hill Road
                          Menlo Park, California 94025
                                 (650) 233-0360
--------------------------------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)


                                February 23, 1998
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


     If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

     NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)
                               Page 1 of 28 Pages
                       Exhibit Index Contained on Page 22

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO.  72764R 10 5                                           13D        Page 2 of  28 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                     Integral Capital Management, L.P. ("ICM")
----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a) [ ]          (b) [X]
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       SOURCE OF FUNDS*                                                                                               WC
----------- ------------------------------------------------------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO
            ITEMS 2(d) OR 2(e)                                                                                   [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited partnership)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           7      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     8      SHARED VOTING POWER
                  OF                                       345,148  shares,  of which  314,763  shares are  directly  owned by
                SHARES                                     Integral  Capital  Partners,  L.P.  ("ICP") and  30,385  shares are
             BENEFICIALLY                                  directly  owned by  Integral  Capital  Partners  International C.V.
            OWNED BY EACH                                  ("ICPI").  ICM is the  general partner  of  ICP and the  investment
              REPORTING                                    general partner of ICPI.
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           9      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           10     SHARED DISPOSITIVE POWER
                                                           345,148  shares  (see response to Item 8)
----------- ------------------------------------------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                              345,148 shares
----------- ------------------------------------------------------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*                                        [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW                                                                1.5%
----------- ------------------------------------------------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*                                                                                      PN
----------- ------------------------------------------------------------------------------------------------------------------

                                             *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO.  72764R 10 5                                           13D        Page 3 of  28 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                     Integral Capital Management II, L.P. ("ICM2")
----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a) [ ]          (b) [X]
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       SOURCE OF FUNDS*                                                                                               WC
----------- ------------------------------------------------------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO
            ITEMS 2(d) OR 2(e)                                                                                   [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited partnership)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           7      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     8      SHARED VOTING POWER
                  OF                                       377,606  shares,  of which  274,449 shares are  directly  owned by
                SHARES                                     Integral  Capital Partners II, L.P. ("ICP2") and 103,157 shares are
             BENEFICIALLY                                  directly owned by Integral  Capital Partners  International II C.V.
            OWNED BY EACH                                  ("ICPI2"). ICM2 is the general partner of  ICP2 and the  investment
              REPORTING                                    general partner of ICPI2.
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           9      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           10     SHARED DISPOSITIVE POWER
                                                           377,606  shares  (see response to Item 8)
----------- ------------------------------------------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                              377,606 shares
----------- ------------------------------------------------------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*                                        [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW                                                                1.6%
----------- ------------------------------------------------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*                                                                                      PN
----------- ------------------------------------------------------------------------------------------------------------------

                                             *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO.  72764R 10 5                                           13D        Page 4 of  28 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                     Integral Capital Management III, L.P. ("ICM3")
----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a) [ ]          (b) [X]
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       SOURCE OF FUNDS*                                                                                               WC
----------- ------------------------------------------------------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO
            ITEMS 2(d) OR 2(e)                                                                                   [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited partnership)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           7      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     8      SHARED VOTING POWER
                  OF                                       207,608  shares,  of which  167,853  shares are  directly  owned by
                SHARES                                     Integral Capital Partners III, L.P. ("ICP3") and 39,755 shares  are
             BENEFICIALLY                                  directly owned by Integral Capital Partners International, L.P. III
            OWNED BY EACH                                  ("ICPI3"). ICM3 is the general partner of ICPI3 and the  investment
              REPORTING                                    general partner of ICPI3.
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           9      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           10     SHARED DISPOSITIVE POWER
                                                           207,608  shares  (see response to Item 8)
----------- ------------------------------------------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                              207,608 shares
----------- ------------------------------------------------------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*                                        [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW                                                                0.9%
----------- ------------------------------------------------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*                                                                                      PN
----------- ------------------------------------------------------------------------------------------------------------------

                                             *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO.  72764R 10 5                                           13D        Page 5 of  28 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                     Integral Capital Partners, L.P. ("ICP")
----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a) [ ]          (b) [X]
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       SOURCE OF FUNDS*                                                                                               WC
----------- ------------------------------------------------------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO
            ITEMS 2(d) OR 2(e)                                                                                   [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited partnership)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           7      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     8      SHARED VOTING POWER
                  OF                                       314,763   shares  are  directly  owned  by  ICP.  Integral  Capital
                SHARES                                     Management, L.P. is the general partner.
             BENEFICIALLY
            OWNED BY EACH
              REPORTING
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           9      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           10     SHARED DISPOSITIVE POWER
                                                           314,763  shares  (see response to Item 8)
----------- ------------------------------------------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                              314,763 shares
----------- ------------------------------------------------------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*                                        [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW                                                                1.4%
----------- ------------------------------------------------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*                                                                                      PN
----------- ------------------------------------------------------------------------------------------------------------------

                                             *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO.  72764R 10 5                                           13D        Page 6 of  28 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                     Integral Capital Partners International, C.V. ("ICPI")
----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a) [ ]          (b) [X]
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       SOURCE OF FUNDS*                                                                                               WC
----------- ------------------------------------------------------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO
            ITEMS 2(d) OR 2(e)                                                                                   [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Netherlands Antilles (limited partnership)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           7      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     8      SHARED VOTING POWER
                  OF                                       30,385   shares  are  directly  owned  by  ICPI.  Integral  Capital
                SHARES                                     Management, L.P. is the general partner of ICPI.
             BENEFICIALLY
            OWNED BY EACH
              REPORTING
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           9      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           10     SHARED DISPOSITIVE POWER
                                                           30,385  shares  (see response to Item 8)
----------- ------------------------------------------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                              30,385 shares
----------- ------------------------------------------------------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*                                        [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW                                                                0.1%
----------- ------------------------------------------------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*                                                                                      PN
----------- ------------------------------------------------------------------------------------------------------------------

                                             *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO.  72764R 10 5                                           13D        Page 7 of  28 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                     Integral Capital Partners II, L.P. ("ICP2")
----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a) [ ]          (b) [X]
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       SOURCE OF FUNDS*                                                                                               WC
----------- ------------------------------------------------------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO
            ITEMS 2(d) OR 2(e)                                                                                   [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited partnership)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           7      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     8      SHARED VOTING POWER
                  OF                                       274,449  shares  are  directly  owned  by  ICP2.  Integral  Capital
                SHARES                                     Management II, L.P. is the general partner of ICP2.
             BENEFICIALLY
            OWNED BY EACH
              REPORTING
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           9      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           10     SHARED DISPOSITIVE POWER
                                                           274,449  shares  (see response to Item 8)
----------- ------------------------------------------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                              274,449 shares
----------- ------------------------------------------------------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*                                        [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW                                                                1.2%
----------- ------------------------------------------------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*                                                                                      PN
----------- ------------------------------------------------------------------------------------------------------------------

                                             *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO.  72764R 10 5                                           13D        Page 8 of  28 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                     Integral Capital Partners International II C.V. ("ICPI2")
----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a) [ ]          (b) [X]
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       SOURCE OF FUNDS*                                                                                               WC
----------- ------------------------------------------------------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO
            ITEMS 2(d) OR 2(e)                                                                                   [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Netherland Antilles (limited partnership)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           7      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     8      SHARED VOTING POWER
                  OF                                       103,157  shares  are  directly  owned  by  ICPI2. Integral  Capital
                SHARES                                     Management II, L.P. is the investment general partner of ICPI2.
             BENEFICIALLY
            OWNED BY EACH
              REPORTING
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           9      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           10     SHARED DISPOSITIVE POWER
                                                           103,157  shares  (see response to Item 8)
----------- ------------------------------------------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                              103,157 shares
----------- ------------------------------------------------------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*                                        [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW                                                                0.5%
----------- ------------------------------------------------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*                                                                                      PN
----------- ------------------------------------------------------------------------------------------------------------------

                                             *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO.  72764R 10 5                                           13D        Page 9 of  28 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                     Integral Capital Partners III, L.P. ("ICP3")
----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a) [ ]          (b) [X]
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       SOURCE OF FUNDS*                                                                                               WC
----------- ------------------------------------------------------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO
            ITEMS 2(d) OR 2(e)                                                                                   [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited partnership)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           7      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     8      SHARED VOTING POWER
                  OF                                       167,853  shares  are  directly  owned  by  ICP3.  Integral  Capital
                SHARES                                     Management III, L.P. is the general partner of ICP3.
             BENEFICIALLY
            OWNED BY EACH
              REPORTING
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           9      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           10     SHARED DISPOSITIVE POWER
                                                           167,853  shares  (see response to Item 8)
----------- ------------------------------------------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                              167,853 shares
----------- ------------------------------------------------------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*                                        [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW                                                                0.7%
----------- ------------------------------------------------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*                                                                                      PN
----------- ------------------------------------------------------------------------------------------------------------------

                                             *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO.  72764R 10 5                                           13D        Page 10 of  28 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                     Integral Capital Partners International III, L.P. ("ICPI3")
----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a) [ ]          (b) [X]
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       SOURCE OF FUNDS*                                                                                               WC
----------- ------------------------------------------------------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO
            ITEMS 2(d) OR 2(e)                                                                                   [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Cayman Islands (limited partnership)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           7      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     8      SHARED VOTING POWER
                  OF                                       39,775   shares  are  directly owned  by  ICPI3.  Integral  Capital
                SHARES                                     Management III, L.P. is the investment general partner of ICPI3.
             BENEFICIALLY
            OWNED BY EACH
              REPORTING
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           9      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           10     SHARED DISPOSITIVE POWER
                                                           39,755  shares  (see response to Item 8)
----------- ------------------------------------------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                              39,775 shares
----------- ------------------------------------------------------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*                                        [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW                                                                0.2%
----------- ------------------------------------------------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*                                                                                      PN
----------- ------------------------------------------------------------------------------------------------------------------

                                             *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO.  72764R 10 5                                           13D        Page 11 of  28 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                     Roger B. McNamee
----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a) [ ]          (b) [X]
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       SOURCE OF FUNDS*                                                                                               WC
----------- ------------------------------------------------------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO
            ITEMS 2(d) OR 2(e)                                                                                   [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
                     United States citizen
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           7      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     8      SHARED VOTING POWER
                  OF                                       345,148  shares,  of which  314,763  shares are  directly  owned by
                SHARES                                     ICP  and  30,385  shares  are  directly  owned  by ICPI. ICM is the
             BENEFICIALLY                                  general partner  of ICP and the investment general partner of ICPI.
            OWNED BY EACH                                  Mr. McNamee is a general partner of ICM.
              REPORTING
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           9      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           10     SHARED DISPOSITIVE POWER
                                                           345,148  shares  (see response to Item 8)
----------- ------------------------------------------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                              345,148 shares
----------- ------------------------------------------------------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*                                        [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW                                                                1.5%
----------- ------------------------------------------------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*                                                                                      IN
----------- ------------------------------------------------------------------------------------------------------------------

                                             *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO.  72764R 10 5                                           13D        Page 12 of  28 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                     John A. Powell
----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a) [ ]          (b) [X]
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       SOURCE OF FUNDS*                                                                                               WC
----------- ------------------------------------------------------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO
            ITEMS 2(d) OR 2(e)                                                                                   [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
                     United States citizen
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           7      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     8      SHARED VOTING POWER
                  OF                                       345,148  shares,  of which  314,763  shares are  directly  owned by
                SHARES                                     ICP  and  30,385  shares  are  directly  owned  by ICPI. ICM is the
             BENEFICIALLY                                  general partner  of ICP and the investment general partner of ICPI.
            OWNED BY EACH                                  Mr. Powell is a general partner of ICM.
              REPORTING
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           9      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           10     SHARED DISPOSITIVE POWER
                                                           345,148  shares  (see response to Item 8)
----------- ------------------------------------------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                              345,148 shares
----------- ------------------------------------------------------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*                                        [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW                                                                1.5%
----------- ------------------------------------------------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*                                                                                      IN
----------- ------------------------------------------------------------------------------------------------------------------

                                             *SEE INSTRUCTIONS BEFORE FILLING OUT!

                  This statement constitutes Amendment No. 6 to the statement on
Schedule 13D of Platinum Software Corporation (the "Issuer") filed on October 1, 1994, as amended by Amendment No. 1 thereto filed on January 21, 1995, as further amended by Amendment No. 2 thereto filed on June 7, 1995, as further amended by Amendment No. 3 thereto filed on July 2, 1996, as further amended by Amendment No. 4 thereto filed on September 9, 1996 and as further amended by Amendment No. 5 thereto filed on October 28, 1996 (as so amended, the "Schedule 13D") by and on behalf of Integral Capital Management, L.P., a Delaware limited partnership ("ICM"), Integral Capital Management II, L.P., a Delaware limited partnership ("ICM2"), Integral Capital Management III, L.P., a Delaware limited partnership ("ICM3"), and the general partners of ICM. The principal business address of ICM, ICM2 and ICM3 is 2750 Sand Hill Road, Menlo Park, California 94025. The names, business addresses, occupations and citizenships of all the general partners of ICM, ICM2 and ICM3 are set forth on Exhibit B hereto. Capitalized terms not defined herein have the meaning ascribed to them in the
Schedule 13D.

                  Only those items amended are reported herein.


ITEM 2.  IDENTITY AND BACKGROUND

                  Item 2 of the Schedule 13D is hereby amended and restated in full as follows:

                  This statement is being filed by Integral Capital Management, L.P., a Delaware limited partnership ("ICM"), Integral Capital Management II, L.P. ("ICM2") and Integral Capital Management III, L.P. ("ICM3"). The principal business address of ICM, ICM2 and ICM3 is 2750 Sand Hill Road, Menlo Park, California 94025. The names, business addresses, occupations and citizenships of all the general partners of ICM, ICM2 and ICM3 are set forth on Exhibit B hereto.

                  ICM is the general partner of Integral Capital Partners, L.P., a Delaware limited partnership ("ICP"), and the investment general partner of Integral Capital Partners International C.V., a Netherlands Antilles limited partnership ("ICPI"). ICM2 is the general partner of Integral Capital Partners II, L.P., a Delaware limited partnership ("ICP2"), and the investment general partner of Integral Capital Partners International II C.V., a Netherlands Antilles limited partnership ("ICPI2"). ICM3 is the general partner of Integral Capital Partners III, L.P., a Delaware limited partnership ("ICP3"), and the investment general partner of Integral Capital Partners International III, L.P., a Cayman Islands exempted limited partnership ("ICPI3"). With respect to ICM, ICM2 and ICM3, and the general partners of ICM, this statement relates only to ICM's, ICM2's and ICM3's indirect, beneficial ownership of shares of Common Stock of the Issuer (the "Common Stock"), Series B Preferred Stock of the Issuer (the "Series B Preferred Stock") and Series C Preferred Stock of the Issuer (the "Series C Preferred Stock") (together, the "Shares"). Each share of the Series B Preferred Stock is convertible into one share of Common Stock. Each share of the Series C Preferred Stock is convertible into ten shares of Common Stock. The Shares have been purchased by ICP, ICPI, ICP2, ICPI2, ICP3, and ICPI3, and none of ICM, ICM2, ICM3, or the general partners of ICM directly or otherwise hold any Shares. Management of the business affairs of ICM, including decisions respecting disposition and/or voting of the Shares, resides in the two general partners of ICM listed on Exhibit B hereto. Management of the business affairs of ICM2 and ICM3, including decisions respecting disposition and/or voting of the Shares, resides in a majority of the general partners of ICM2 and ICM3, respectively, listed on Exhibit B, such that no single general partner of ICM2 or ICM3 has voting and/or dispositive power of the Shares.

                  To the best of ICM's, ICM2's and ICM3's knowledge, none of the persons listed on Exhibit B hereto has, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to federal or state securities laws or finding any violation with respect to such laws.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER

         Item 5 of the Schedule 13D is hereby amended and restated in full as follows:

     A.  Integral Capital Management, L.P. ("ICM")

         (a)      Amount Beneficially Owned:  345,148
                  Percent of Class: 1.5%
         (b)      Number of shares as to which such person has:
                  1.     Sole power to vote or to direct vote:
                         -0-
                  2.     Shared power to vote or to direct vote:
                         345,148
                  3.     Sole power to dispose or to direct the disposition:
                         -0-
                  4.     Shared  power to dispose or to direct the  disposition:
                         345,148

         (c) To the best knowledge of ICM, none of ICP, ICPI, ICM, nor any of the persons listed as general partners of ICM on Exhibit B has directly effected any transactions in the Shares during the 60 days prior to February 23, 1998 through the date hereof, other than the open market sale on February 23, 1998 by Integral Capital Partners, L.P. and Integral Capital Partners International C.V. of 221,602 shares and 21,391 shares, respectively, at a price per share of $16.50, the open market sale on February 24, 1998 by Integral Capital Partners, L.P. and Integral Capital Partners International C.V. of 16,916 shares and 1,633 shares, respectively, at a price per share of $17.00, the open market sale on February 25, 1998 by Integral Capital Partners, L.P. and Integral Capital Partners International C.V. of 64,281 shares and 6,205 shares, respectively, at a price per share of $17.0526 and the transactions set forth in Items 5B(c) and 5C(c) below.

         (d) ICM is the general partner of Integral Capital Partners, L.P., a Delaware limited partnership ("ICP"), and the investment general partner of Integral Capital Partners International C.V., a Netherlands Antilles limited partnership ("ICPI"). Roger B. McNamee and John A. Powell are the general partners of ICM and therefore have the power to direct the affairs of ICM, including decisions respecting the disposition of the proceeds from the sale of the Shares. Under certain circumstances set forth in the limited partnership agreements of ICP, ICPI and ICM, the general and limited partners of such entities may receive dividends from, or the proceeds from the sale of Shares of Common Stock of Platinum Software Corporation owned, directly or indirectly, by each such entity.

         (e)      Not applicable.

     B.  Integral Capital Management II, L.P. ("ICM2")

         (a)      Amount Beneficially Owned: 377,606
                  Percent of Class: 1.6%
         (b)      Number of shares as to which such person has:
                  1.     Sole power to vote or to direct vote:
                         -0-
                  2.     Shared power to vote or to direct vote:
                         377,606
                  3.     Sole power to dispose or to direct the disposition:
                         -0-
                  4.     Shared  power to dispose or to direct the  disposition:
                         377,606

         (c) To the best knowledge of ICM2, none of ICP2, ICPI2, ICM2, nor any of the persons listed as general partners of ICM2 on Exhibit B has directly effected any transactions in the Shares during the 60 days prior to February 23, 1998 through the date hereof, other than the open market sale on February 23, 1998 by Integral Capital Partners II, L.P. and Integral Capital Partners International II C.V. of 14,750 shares and 5,544 shares, respectively, at a price per share of $16.50, the open market sale on February 24, 1998 by Integral Capital Partners II, L.P. and Integral Capital Partners International II C.V. of 14,750 shares and 5,544 shares, respectively, at a price per share of $17.00, the open market sale on February 25, 1998 by Integral Capital Partners II, L.P. and Integral Capital Partners International II C.V. of 56,049 shares and 21,067 shares, respectively, at a price per share of $17.0526 and the transactions set forth in Items 5A(c) and 5C(c).

         (d) ICM2 is the general partner of ICP2 and the investment general partner of ICPI2. Roger B. McNamee, John A. Powell and Pamela K. Hagenah are the general partners of ICM2. Decisions respecting the voting of Shares and disposition of the proceeds from the sale of Shares are determined by a majority of the general partners. Under certain circumstances set forth in the limited partnership agreements of ICP2, ICPI2 and ICM2, the general and limited partners of such entities may receive dividends from, or the proceeds from the sale of Shares of Common Stock of Platinum Software Corporation owned, directly or indirectly, by each such entity.

         (e)      Not applicable.

     C.  Integral Capital Management III, L.P. ("ICM3")

         (a)      Amount Beneficially Owned: 207,608
                  Percent of Class:  0.9%
         (b)      Number of shares as to which such person has:
                  1.     Sole power to vote or to direct vote:
                         -0-
                  2.     Shared power to vote or to direct vote:
                         207,608
                  3.     Sole power to dispose or to direct the disposition:
                         -0-
                  4.     Shared  power to dispose or to direct the  disposition:
                         207,608

                  (c) To the best knowledge of ICM3, none of ICP3, ICPI3, ICM3, nor any of the persons listed as general partners of ICM3 on Exhibit B has directly effected any transactions in the Shares during the 60 days prior to February 23, 1998 through the date hereof, other than the open market sale on February 23, 1998 by Integral Capital Partners III, L.P. and Integral Capital Partners International III, L.P. of 118,173 shares and 27,989 shares, respectively, at a price per share of $16.50, the open market sale on February 24, 1998 by Integral Capital Partners III, L.P. and Integral Capital Partners International III, L.P. of 9,020 shares and 2,137 shares, respectively, at a price per share of $17.00, the open market sale on February 25, 1998 by Integral Capital Partners III, L.P. and Integral Capital Partners International III, L.P. of 34,279 shares and 8,119 shares, respectively, at a price per share of $17.0526 and the transactions set forth in Items 5A(c) and 5B(c) above.

                  (d) ICM3 is the general partner of ICP3 and the investment general partner of ICPI3. Roger B. McNamee, John A. Powell and Pamela K. Hagenah are the general partners of ICM3. Decisions respecting the voting of Shares and the disposition of the proceeds from the sale of Shares are determined by a majority of the general partners. Under certain circumstances set forth in the limited partnership agreements of ICP3, ICPI3 and ICM3, the general and limited partners of such entities may receive dividends from, or the proceeds from the sale of Shares of Common Stock of Platinum Software Corporation owned, directly or indirectly, by each such entity.

                  (e)      Not applicable.

     D.  Roger B. McNamee

         (a)      Amount Beneficially Owned: 345,148
                  Percent of Class:  1.5%
         (b)      Number of shares as to which such person has:
                  1.     Sole power to vote or to direct vote:
                         -0-
                  2.     Shared power to vote or to direct vote:
                         345,148
                  3.     Sole power to dispose or to direct the disposition:
                         -0-
                  4.     Shared  power to dispose or to direct the  disposition:
                         345,148
         (c)      Please see Items 5A(c), 5B(c) and 5C(c) above.
         (d)      Please see Items 5A(d), 5B(d) and 5C(d) above.
         (e)      Not applicable.


     E.  John A. Powell

         (a)      Amount Beneficially Owned: 345,148
                  Percent of Class:  1.5%
         (b)      Number of shares as to which such person has:
                  1.     Sole power to vote or to direct vote:
                         -0-
                  2.     Shared power to vote or to direct vote:
                         345,148
                  3.     Sole power to dispose or to direct the disposition:
                         -0-
                  4.     Shared  power to dispose or to direct the  disposition:
                         345,148
         (c)      Please see Items 5A(c), 5B(c) and 5C(c) above.
         (d)      Please see Items 5A(d), 5B(d) and 5C(d) above.
         (e)      Not applicable.

     F.  Integral Capital Partners, L.P.

         (a)      Aggregate number of Shares owned: 314,763
                  Percentage:  1.4%
         (b)      1.     Sole power to vote or to direct vote:
                         -0-
                  2.     Shared power to vote or to direct vote:
                         314,763
                  3.     Sole power to dispose or to direct the disposition:
                         -0-
                  4.     Shared  power to dispose or to direct the  disposition:
                         314,763
         (c)      Please see Item 5A(c) above.
         (d)      Please see Item 5A(d) above.
         (e)      Not applicable.


     G.  Integral Capital Partners International C.V.

         (a)      Aggregate number of Shares owned: 30,385
                  Percentage:  0.1%
         (b)      1.     Sole power to vote or to direct vote:
                         -0-
                  2.     Shared power to vote or to direct vote:
                         30,385
                  3.     Sole power to dispose or to direct the disposition:
                         -0-
                  4.     Shared  power to dispose or to direct the  disposition:
                         30,385
         (c)      Please see Item 5A(c) above.
         (d)      Please see Item 5A(d) above.
         (e)      Not applicable.


         H.       Integral Capital Partners II, L.P.

         (a)      Aggregate number of Shares owned: 274,449
                  Percentage:  1.2%
         (b)      1.     Sole power to vote or to direct vote:
                         -0-
                  2.     Shared power to vote or to direct vote:
                         274,449
                  3.     Sole power to dispose or to direct the disposition:
                         -0-
                  4.     Shared  power to dispose or to direct the  disposition:
                         274,449
         (c)      Please see Item 5B(c) above.
         (d)      Please see Item 5B(d) above.
         (e)      Not applicable.


     I.  Integral Capital Partners International II C.V.

         (a)      Aggregate number of Shares owned: 103,157
                  Percentage:  0.5%
         (b)      1.     Sole power to vote or to direct vote:
                         -0-
                  2.     Shared power to vote or to direct vote:
                         103,157
                  3.     Sole power to dispose or to direct the disposition:
                         -0-
                  4.     Shared  power to dispose or to direct the  disposition:
                         103,157
         (c)      Please see Item 5B(c) above.
         (d)      Please see Item 5B(d) above.
         (e)      Not applicable.

     J.  Integral Capital Partners III, L.P.

         (a)      Aggregate number of Shares owned: 167,853
                  Percentage:  0.7%
         (b)      1.     Sole power to vote or to direct vote:
                         -0-
                  2.     Shared power to vote or to direct vote:
                         167,853
                  3.     Sole power to dispose or to direct the disposition:
                         -0-
                  4.     Shared  power to dispose or to direct the  disposition:
                         167,853
         (c)      Please see Item 5C(c) above.
         (d)      Please see Item 5C(d) above.
         (e)      Not applicable.


         K.       Integral Capital Partners International III, L.P.

         (a)      Aggregate number of Shares owned: 39,775
                  Percentage:  0.2%
         (b)      1.     Sole power to vote or to direct vote:
                         -0-
                  2.     Shared power to vote or to direct vote:
                         39,775
                  3.     Sole power to dispose or to direct the disposition:
                         -0-
                  4.     Shared  power to dispose or to direct the  disposition:
                         39,775
         (c)      Please see Item 5C(c) above.
         (d)      Please see Item 5C(d) above.
         (e)      Not applicable.


ITEM 7.  MATERIALS TO BE FILED AS EXHIBITS

         Exhibit A:  Agreement of Joint Filing

         Exhibit B:  List of General  Partners of Integral  Capital  Management,
                     L.P., Integral Capital Management II, L.P. and Integral Capital Management III, L.P.

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 25, 1998


                                           INTEGRAL CAPITAL MANAGEMENT, L.P.


                                           By:   /s/ John A. Powell
                                              ----------------------------------
                                                 John A. Powell
                                                 a General Partner


                                           INTEGRAL CAPITAL MANAGEMENT II, L.P.


                                           By:   /s/ John A. Powell
                                              ----------------------------------
                                                 John A. Powell
                                                 a General Partner


                                           INTEGRAL CAPITAL MANAGEMENT III, L.P.


                                           By:   /s/ John A. Powell
                                              ----------------------------------
                                                 John A. Powell
                                                 a General Partner


                                            ROGER B. McNAMEE


                                           By:   /s/ John A. Powell
                                              ----------------------------------
                                                 John A. Powell
                                                 Attorney-in-Fact


                                           /s/  John A. Powell
                                           -------------------------------------
                                                John A. Powell

                                           INTEGRAL CAPITAL PARTNERS, L.P.

                                            By  Integral   Capital   Management,
                                            L.P., its General Partner

                                           By:   /s/ John A. Powell
                                              ----------------------------------
                                                 John A. Powell
                                                 a General Partner


                                           INTEGRAL CAPITAL PARTNERS II, L.P.

                                            By  Integral  Capital Management II,
                                            L.P., its General Partner

                                           By:   /s/ John A. Powell
                                              ----------------------------------
                                                 John A. Powell
                                                 a General Partner


                                           INTEGRAL CAPITAL PARTNERS III, L.P.

                                            By  Integral Capital Management III,
                                            L.P., its General Partner

                                           By:   /s/ John A. Powell
                                              ----------------------------------
                                                 John A. Powell
                                                 a General Partner


                                           INTEGRAL CAPITAL PARTNERS
                                           INTERNATIONAL C.V.

                                            By  Integral   Capital   Management,
                                            L.P., its Investment General Partner

                                           By:   /s/ John A. Powell
                                              ----------------------------------
                                                 John A. Powell
                                                 a General Partner

                                           INTEGRAL CAPITAL PARTNERS
                                           INTERNATIONAL II C.V.

                                            By  Integral Capital  Management II,
                                            L.P., its Investment General Partner

                                           By:   /s/ John A. Powell
                                              ----------------------------------
                                                 John A. Powell
                                                 a General Partner


                                           INTEGRAL CAPITAL PARTNERS
                                           INTERNATIONAL III, C.V.

                                            By  Integral Capital Management III,
                                            L.P., its Investment General Partner

                                           By:   /s/ John A. Powell
                                              ----------------------------------
                                                 John A. Powell
                                                 a General Partner

                                  EXHIBIT INDEX


                                                                   Found on
                                                                   Sequentially
Exhibit                                                            Numbered Page
-------                                                            -------------

Exhibit A:        Agreement of Joint Filing                              23

Exhibit B:        List of General Partners of Integral Capital           26
                  Management, L.P., Integral Capital  Management
                  II, L.P. and Integral Capital Management III, L.P.

                                    EXHIBIT A

                            Agreement of Joint Filing


                  The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1(f)(1) of the Act the statement dated February 25, 1998 containing the information required by Schedule 13D, for the 930,362 Shares of capital stock of Platinum Software Corporation held by Integral Capital
Partners, L.P., a Delaware limited partnership, Integral Capital Partners International C.V., a Netherlands Antilles limited partnership, Integral Capital Partners II, L.P., a Delaware limited partnership, Integral Capital Partners International II C.V., a Netherlands Antilles limited partnership, Integral Capital Partners III, L.P., a Delaware limited partnership and Integral Capital Partners International III, L.P., a Cayman Islands exempted limited partnership.

Date:  February 25, 1998

                                           INTEGRAL CAPITAL MANAGEMENT, L.P.


                                           By:   /s/ John A. Powell
                                              ----------------------------------
                                                 John A. Powell
                                                 a General Partner


                                           INTEGRAL CAPITAL MANAGEMENT II, L.P.


                                           By:   /s/ John A. Powell
                                              ----------------------------------
                                                 John A. Powell
                                                 a General Partner


                                           INTEGRAL CAPITAL MANAGEMENT III, L.P.


                                           By:   /s/ John A. Powell
                                              ----------------------------------
                                                 John A. Powell
                                                 a General Partner


                                            ROGER B. McNAMEE


                                           By:   /s/ John A. Powell
                                              ----------------------------------
                                                 John A. Powell
                                                 Attorney-in-Fact

                                           /s/  John A. Powell
                                           -------------------------------------
                                           John A. Powell


                                           INTEGRAL CAPITAL PARTNERS, L.P.

                                           By Integral Capital Management, L.P.,
                                           its General Partner


                                           By:   /s/ John A. Powell
                                              ----------------------------------
                                                 John A. Powell
                                                 a General Partner


                                           INTEGRAL CAPITAL PARTNERS
                                           INTERNATIONAL C.V.

                                           By Integral Capital Management, L.P.,
                                           its Investment General Partner


                                           By:   /s/ John A. Powell
                                              ----------------------------------
                                                 John A. Powell
                                                 a General Partner


                                           INTEGRAL CAPITAL PARTNERS II, L.P.

                                           By Integral Capital Management II,
                                           L.P., its General Partner


                                           By:   /s/ John A. Powell
                                              ----------------------------------
                                                 John A. Powell
                                                 a General Partner


                                           INTEGRAL CAPITAL PARTNERS
                                           INTERNATIONAL II C.V.

                                           By Integral Capital Management II,
                                           L.P., its Investment General Partner


                                           By:   /s/ John A. Powell
                                              ----------------------------------
                                                 John A. Powell
                                                 a General Partner

                                           INTEGRAL CAPITAL PARTNERS III, L.P.

                                           By Integral Capital Management III,
                                           L.P., its General Partner


                                           By:   /s/ John A. Powell
                                              ----------------------------------
                                                 John A. Powell
                                                 a General Partner


                                           INTEGRAL CAPITAL PARTNERS
                                           INTERNATIONAL III, L.P.

                                            By Integral Capital Management III,
                                            L.P., its Investment General Partner


                                           By:   /s/ John A. Powell
                                              ----------------------------------
                                                 John A. Powell
                                                 a General Partner

                                    EXHIBIT B

                               General Partners of
                        Integral Capital Management, L.P.

                  Set forth below, with respect to each general partner of Integral Capital Management, L.P., is the following: (a) name; (b) business address; (c) principal occupation; and (d) citizenship.

1.       (a)      Roger B. McNamee
         (b)      c/o Integral Capital Partners
                  2750 Sand Hill Road,
                  Menlo Park, CA  94025
         (c)      General Partner of Integral Capital Management, L.P., Integral
                  Capital  Management II, L.P. and Integral  Capital  Management
                  III, L.P.
         (d)      United States Citizen

2.       (a)      John A. Powell
         (b)      c/o Integral Capital Partners
                  2750 Sand Hill Road,
                  Menlo Park, CA  94025
         (c)      General Partner of Integral Capital Management, L.P., Integral
                  Capital  Management II, L.P. and Integral  Capital  Management
                  III, L.P.
         (d)      United States Citizen

                               General Partners of
                      Integral Capital Management II, L.P.

                  Set forth below, with respect to each general partner of Integral Capital Management II, L.P., is the following: (a) name; (b) business address; (c) principal occupation; and (d) citizenship.

1.       (a)      Roger B. McNamee
         (b)      c/o Integral Capital Partners
                  2750 Sand Hill Road,
                  Menlo Park, CA  94025
         (c)      General Partner of Integral Capital Management, L.P., Integral
                  Capital  Management II, L.P. and Integral  Capital  Management
                  III, L.P.
         (d)      United States Citizen

2.       (a)      John A. Powell
         (b)      c/o Integral Capital Partners
                  2750 Sand Hill Road,
                  Menlo Park, CA  94025
         (c)      General Partner of Integral Capital Management, L.P., Integral
                  Capital  Management II, L.P. and Integral  Capital  Management
                  III, L.P.
         (d)      United States Citizen

3.       (a)      Pamela K. Hagenah
         (b)      c/o Integral Capital Partners
                  2750 Sand Hill Road,
                  Menlo Park, CA  94025
         (c)      General  Partner of Integral  Capital  Management II, L.P. and
                  Integral Capital Management III, L.P.
         (d)      United States Citizen

                               General Partners of
                      Integral Capital Management III, L.P.

                  Set forth below, with respect to each general partner of Integral Capital Management III, L.P., is the following: (a) name; (b) business address; (c) principal occupation; and (d) citizenship.

1.       (a)      Roger B. McNamee
         (b)      c/o Integral Capital Partners
                  2750 Sand Hill Road,
                  Menlo Park, CA  94025
         (c)      General Partner of Integral Capital Management, L.P., Integral
                  Capital  Management II, L.P. and Integral  Capital  Management
                  III, L.P.
         (d)      United States Citizen

2.       (a)      John A. Powell
         (b)      c/o Integral Capital Partners
                  2750 Sand Hill Road,
                  Menlo Park, CA  94025
         (c)      General Partner of Integral Capital Management, L.P., Integral
                  Capital  Management II, L.P. and Integral  Capital  Management
                  III, L.P.
         (d)      United States Citizen

3.       (a)      Pamela K. Hagenah
         (b)      c/o Integral Capital Partners
                  2750 Sand Hill Road,
                  Menlo Park, CA  94025
         (c)      General  Partner of Integral  Capital  Management II, L.P. and
                  Integral Capital Management III, L.P.
         (d)      United States Citizen